Exhibit 3(i)(3)

AMENDMENT

NUMBER TWO

TO

THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION,

AS AMENDED

OF

SOUTHERN TRUST SECURITIES HOLDING CORP.

Pursuant to Sections 607.1006 and 607.0602 of the Florida Business Corporation Act, the undersigned, being the President of SOUTHERN TRUST SECURITIES HOLDING CORP. (hereinafter the "Corporation"), a Florida corporation, does hereby certify:

 FIRST: The Articles of Incorporation of the Corporation were originally filed with the Department of State of Florida on January 14, 1998, Document No. P98000004194.

SECOND: This Amendment Number Two to the Amended and Restated Articles of Incorporation, as amended, was duly adopted by all of the Directors of the Corporation on July 30, 2007.  To effect the foregoing:

All of the designations appearing under the caption “Series A Preferred Stock” in Article III of the Corporation’s Amended and Restated Articles of Incorporation, as amended, are hereby stricken in their entirety and replaced with the following sentence: “Effective as of June 29, 2007, any and all shares of Series A 8% Convertible Preferred Stock issued by the Corporation were converted into shares of the Corporation’s common stock and no shares of Series A 8% Convertible Preferred Stock will thereafter be issued and outstanding.”

THIRD: The foregoing Amendment Number Two was adopted by all of the Directors of the Corporation in accordance with sections 607.1006 and 607.0602 of the Florida Business Corporation Act on July 30, 2007.  Shareholder approval was not required.

IN WITNESS WHEREOF, the undersigned has executed this Amendment Number Two to the Amended and Restated Articles of Incorporation, as amended, this 30th day of July, 2007.

SOUTHERN TRUST SECURITIES HOLDING CORP.

By:	/s/ Kevin Fitzgerald
Name:	Kevin Fitzgerald
Title:	President